June 10, 2014

360 Funds
IMS Capital Value Fund
IMS Strategic Income Fund
IMS Dividend Growth Fund
4520 Main Street
Suite 1425
Kansas City, MO 64111

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by the 360 Funds (the “Trust”) with the U.S. Securities and Exchange Commission (the “SEC”) of its Registration Statement on Form N-14 under the Securities Act of 1933, as amended, File No. 333-195775 (the “Registration Statement”), relating to the shares of beneficial interest, without par value (the “Shares”), of the IMS Capital Value Fund, the IMS Strategic Income Fund and the IMS Dividend Growth Fund (each, a “Fund”) to be issued, respectively, to shareholders of the IMS Capital Value Fund, the IMS Strategic Income Fund, and the IMS Dividend Growth Fund, each a series of Unified Series Trust, pursuant to an Agreement and Plan of Reorganization and Termination (each, a “Plan”).

We have examined a copy of the Trust Instrument, as amended, the Trust’s record of the various actions by the Trustees thereof, certain agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and, such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable United States federal securities laws, the Shares of each Fund, if issued in accordance with the Registration Statement and the Plan for each Fund, will be validly issued, fully paid and non-assessable.  Purchasers of the Shares will have no obligation to make any further payments for the purchase of Shares of each Fund solely by reason of their ownership of the Shares.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the United States federal securities laws that are applicable to equity securities issued by registered open-end investment companies.  We express no opinion as to the effect of the laws of any other jurisdiction.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

360 Funds – IMS Funds
June 10, 2014

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm in the related Proxy Statement / Prospectus under the caption “Information Relating to the Reorganization,” and in the related Statement of Additional Information under the caption “Independent Registered Public Accounting Firm and Legal Counsel.” In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

Very truly yours,

/s/ Graydon Head & Ritchey LLP

Graydon Head & Ritchey LLP